Exhibit 99.1

Press Release

Source: Empire Water, Inc.

Status Update on Canal Property

Monday October 13, 9:30 am ET

LAKE FOREST, Calif., October 13 /PRNewswire-FirstCall/ -- Empire Water (OTC Bulletin Board: EWCR - News) announced today that it has made significant progress on its canal project. The Company received the results of the Phase I Environmental Site Assessment (ESA) on the entire canal property. Based on the findings of the report, a Phase I ESA is considered sufficient for the property and a Phase II ESA is not recommended.

     In May 2008, the Company retained a land surveying firm to conduct a survey of the canal property. To date, field surveying has been completed on roughly seventy percent (70%) of the canal property with the balance scheduled to be done by mid-November 2008. The surveyors are working closely with the county surveyors for Riverside and San Bernardino to coordinate approval of the final survey. Upon completion of the survey, maps will be submitted to both Riverside and San Bernardino counties for official recording.

     Empire Water intends to increase water production by installing pipelines along the length of the property. The survey and environmental assessment are the major items which must be completed prior to the engineering and construction of pipelines. Based on the positive results of the environmental site assessment and the survey, engineering on the project could be started in the near future.

     In addition to completing the work necessary to construct conveyance pipelines, Empire Water is acquiring additional water ownership to supplement its existing water rights from the 350” water company. The company is presently in escrow to purchase water from Cal Portland Cement Company, which is a subsidiary of Mitsubishi of Japan. This is a permanent water right representing roughly 71 million gallons of water per year. Empire Water plans to continue acquiring water production which can be utilized with its conveyance assets.

About Empire Water

Empire Water owns, develops and distributes water to municipal customers. It is based in Riverside County, California and owns the assets of the West Riverside Canal Company.

EMPIRE WATER, Inc. 25 Orchard, Lake Forest, CA 92630 USA Tel: (619) 223-8800 www.empirewater.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company's ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company's limited operating history, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company's strategic partners, its long sales cycles, the geographic concentration of its operations and customers, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company's ability to attract and retain qualified personnel and management members, the company's ability to manage its capital to meet future liquidity needs, changes in the Company's management and board of directors. More detailed information about these risks and uncertainties are contained in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT: Empire Water, Inc.
Peter Jensen, Chief Executive Officer
+1 (949) 215-1100
www.empirewater.com
SOURCE: Empire Water, Inc.

EMPIRE WATER, Inc. 25 Orchard, Lake Forest, CA 92630 USA Tel: (619) 223-8800 www.empirewater.com